LifeVantage Announces Appointment of Chief Executive Officer

Steven R. Fife Named President, CEO & Director

Salt Lake City, UT, February 2, 2021, (GLOBE NEWSWIRE) -- LifeVantage Corporation (Nasdaq:LFVN) announced today that its Board of Directors has named Steven Fife as President and Chief Executive Officer. Mr. Fife’s appointment is effective immediately as he has been serving as Interim Chief Executive Officer since September, 2020. He also joins the Board of Directors.

“Steve is a highly experienced and accomplished executive with a deep understanding of our business and a clear vision for the future,” said Garry Mauro, the Company’s Chairman of the Board. Mauro continued, “Steve has been instrumental in the growth and success of the Company since joining as CFO in 2017. As we conducted our search over the past several months it became clear that he was the ideal candidate to lead the Company as CEO going forward.”

Mr. Fife commented, "I am incredibly excited about the opportunity for LifeVantage. Our unique portfolio of products is firmly aligned with consumers’ desire for healthier lifestyles. We have an outstanding team and have a built a strong platform to support significant growth.”

Steven Fife has more than three decades of financial and leadership experience. He joined LifeVantage as Chief Financial Officer in March 2017 and was also appointed Interim Chief Executive Officer in September 2020. Prior to joining LifeVantage, Mr. Fife was Chief Financial Officer and Chief Operating Officer at Evidera, Inc., a private equity sponsored professional services firm that provides outcomes research, market access, data analytics and epidemiology services to pharmaceutical companies. Prior to Evidera, Mr. Fife was Chief Financial Officer at several public companies including Active Power and LECG, and held senior finance positions at Gilead Sciences and JDS Uniphase. Steve’s leadership experience encompasses domestic and international businesses and he has a track record of driving growth, profitability and operational excellence.

Additionally, the Company announced it has initiated an executive search to identify a new Chief Financial Officer. Mr. Fife will continue to serve in this role until a replacement is established.

About LifeVantage Corporation
LifeVantage Corporation (Nasdaq: LFVN) is a pioneer in Nutrigenomics, a new science dedicated to biohacking the human aging code. The Company engages in the identification, research, development and distribution of advanced nutraceutical dietary supplements and skin and hair care products, including its Protandim® product line, LifeVantage® Omega+ and ProBio dietary supplements, the TrueScience® line of Nrf2 infused skin care and hair care products, Petandim® for Dogs, Axio® smart energy drink mixes, and the PhysIQ™ weight management system. LifeVantage was founded in 2003 and is headquartered in Salt Lake City, Utah. For more information, visit www.lifevantage.com.

Investor Relations Contact:

Reed Anderson, ICR
(646) 277-1260
reed.anderson@icrinc.com